Exhibit 99.1

NEWS RELEASE
THE HARTFORD REPORTS SECOND QUARTER 2011 RESULTS AND
ANNOUNCES $500 MILLION SHARE REPURCHASE AUTHORIZATION
•	Board of Directors authorizes a $500 million repurchase program

•	Second quarter core earnings* of $12 million and net income of $24 million, as previously announced on July 13, 2011

•	Book value per diluted common share increased 13% to $43.11 as of June 30, 2011 compared with June 30, 2010

•	Total P&C current accident year catastrophe losses of 18.2 points, or $290 million after tax, the highest level of second quarter catastrophe losses in The Hartford’s history
HARTFORD, Conn., August 3, 2011 — The Hartford (NYSE:HIG) reported second quarter 2011 net income of $24 million, or $0.03 per diluted share. In the second quarter of 2010, the company reported net income of $76 million, or $0.14 per diluted share.
Core earnings for the second quarter of 2011 were $12 million, or $0.00 per diluted share. In the second quarter of 2010, core earnings were $193 million, or $0.38 per diluted share. Weighted average diluted shares outstanding were 482.4 million in the second quarter of 2011 compared with 480.2 million in the second quarter of 2010.
“The Hartford’s fundamental business results demonstrated solid performance in the second quarter, although catastrophe losses and an asbestos reserve increase affected results,” said Liam E. McGee, chairman, president and chief executive officer of The Hartford. “We continue to execute our strategy and delivered 8% written premium growth in P&C Commercial Markets; an improved combined ratio, excluding catastrophes, in Consumer Markets; and core earnings growth in Wealth Management.”
“Today’s $500 million share repurchase announcement is a prudent next capital management step, reflecting The Hartford’s strengthened balance sheet, reduced risk profile, and confidence in the business moving forward. This program is an important action towards increasing return on equity and generating earnings per share growth,” added McGee.

SECOND QUARTER 2011 FINANCIAL RESULTS

	Quarterly Results
(in millions except per share data)	2Q 11	2Q 10	Change
Net income	$24	$76	(68%)

Net income available to common shareholders per diluted share	$0.03	$0.14	(79%)

Core earnings	$12	$193	(94%)

Core earnings available to common shareholders per diluted share*	$0.00	$0.38	(100%)

Book value per diluted share	$43.11	$38.16	13%

Book value per diluted share (ex. accumulated other comprehensive income (AOCI))*	$43.26	$40.95	6%

The second quarter’s earnings included certain items that affected results totaling $538 million, or $1.12 per share (all numbers are after tax):
•	Current accident year catastrophe losses on 12 events totaled $290 million, or 18.2 points on the property and casualty combined ratio for P&C Commercial and Consumer Markets;

•	A prior year reserve increase of $206 million, principally comprised of $189 million of reserve strengthening related to the company’s annual review of its legacy asbestos liabilities. The increase was primarily driven by higher frequency and severity of mesothelioma claims, particularly against certain smaller, more peripheral insureds;

•	A charge of $73 million related to the write-off of capitalized costs associated with a policy administration software project that was discontinued in Consumer Markets;

•	A tax benefit of $52 million related to a resolution of a tax matter with the IRS for the computation of dividends received deductions for years 1998, 2000 and 2001; and

•	A negative DAC unlock charge, resulting in a $21 million reduction in core earnings.

COMMERCIAL MARKETS
Second Quarter 2011 Highlights:
•	P&C Commercial written premiums increased 8% from the second quarter of 2010 reflecting strong retention, renewal written pricing increases, and economic exposure growth

•	P&C Commercial pricing improved in Small Commercial and Middle Market, led by rate increases in workers’ compensation

•	Group Benefits loss ratio improved slightly to 78.0% in the second quarter of 2011; incidence rates are showing preliminary signs of stabilization, but remain elevated
P&C Commercial

	2Q 11	2Q 10
Written Premiums (in millions)	$1,498	$1,388

Combined Ratio[1]	92.8%	93.6%

[1]	Excludes catastrophes and prior year development*
Group Benefits

	2Q 11	2Q 10
Fully Insured Premiums[2] (in millions)	$1,013	$1,041

Loss Ratio[2]	78.0%	78.3%

[2]	Excludes buyout premiums
Commercial Markets net income was $162 million in the second quarter of 2011 compared with $318 million in the second quarter of 2010. Core earnings for the segment were $129 million in the second quarter of 2011 compared with $290 million in the second quarter of 2010.
Net income and core earnings in the second quarter of 2011 included $166 million pretax, or 11.0 points, on the P&C Commercial combined ratio, of current accident year catastrophe losses compared with $83 million, or 5.9 points, in the second quarter of 2010. The second quarter of 2011 also included $31 million of prior year reserve strengthening in the P&C Commercial segment, $10 million of which was for catastrophes. Prior year reserve releases in the second quarter of 2010 were $139 million, including $4 million for catastrophes.
P&C Commercial, which generated net income of $121 million in the second quarter of 2011, continued to see favorable top line trends. As a result of the strong premium growth in P&C Commercial in the first half of the year, the company increased key driver guidance for 2011 full year written premiums to the range of 5% to 8%.

Group Benefits second quarter 2011 net income was $41 million compared with $48 million in the second quarter of 2010, reflecting lower investment income and lower net realized gains. Total premiums and other considerations of $1.1 billion were essentially unchanged from the second quarter of 2010 as a result of a very competitive marketplace and the company’s commitment to disciplined pricing.
CONSUMER MARKETS
Second Quarter 2011 Highlights:
•	2011 accident year underwriting results* before catastrophes continued to show significant year-over-year improvement, due to improving margins in auto

•	Announced new affinity partnership with the Sierra Club, an organization with over 1 million members, resulting in a marketing base of more than 6 million new affinity member households generated over the past nine months

•	New business written premium for AARP auto turned positive, with a 1% increase in new business premiums

	2Q 11	2Q 10
Written Premiums (in millions)	$969	$1,033

Combined Ratio[1]	91.6%	93.2%

[1]	Excludes catastrophes and prior year development*
Consumer Markets reported a net loss of $174 million for the second quarter of 2011 compared with a net loss of $13 million in the second quarter of 2010. Core losses were $179 million in the second quarter of 2011 compared with core losses of $15 million in the second quarter of 2010. The results for the second quarter of 2011 included $281 million pretax, or 29.9 points on the combined ratio, of current accident year catastrophe losses compared with $146 million, or 14.6 points, in the second quarter of 2010. In addition, the write-off of capitalized costs associated with a discontinued policy administration software project resulted in a $73 million after-tax charge to net and core losses in the second quarter of 2011.
WEALTH MANAGEMENT
Second Quarter 2011 Highlights:
•	Assets under management of $309.6 billion as of June 30, 2011, were 11% higher than a year ago

•	Individual Life sales in the second quarter of 2011 increased 14% compared with the second quarter of 2010

•	The company continued the build out of its Japan tail hedge program and is on track for full completion by year end

Assets Under Management

(in billions)	June 30, 2011	June 30, 2010	Change
Global Annuity	$146.9	$142.4	3%

Non-Proprietary Mutual Funds	$58.1	$47.3	23%

Retirement Plans	$55.5	$43.8	27%

Life Insurance	$49.1	$46.4	6%

Wealth Management net income was $351 million for the second quarter of 2011 compared with $26 million in the second quarter of 2010. Core earnings for the second quarter of 2011 were $312 million compared with $84 million in the second quarter of 2010. As a result of global equity market performance, second quarter 2011 core earnings included a DAC unlock charge of $21 million compared with a DAC unlock charge of $168 million in the second quarter of 2010. In addition, net income and core earnings for Wealth Management included a $52 million tax benefit related to the dividends received deduction for tax years 1998, 2000 and 2001.
The company is increasing the full-year 2011 ex-DAC unlock ROA guidance for the Global Annuity segment to a range of 42 to 47 basis points to reflect higher assets under management due to global equity market appreciation, better than expected limited partnership returns for the first half of 2011, and the tax benefit related to the dividends received deductions.
INVESTMENTS
Second Quarter 2011 Highlights:
•	Pre-tax net investment income excluding trading securities decreased 4% in the second quarter of 2011 compared with the second quarter of 2010

•	Net impairment losses and changes to the mortgage loan loss reserve in the second quarter of 2011 resulted in $3 million realized gain

•	Net unrealized gain position was $819 million at June 30, 2011 versus a net unrealized loss of $161 million at March 31, 2011
Net investment income, excluding trading securities, was $1.1 billion in the second quarter of 2011, a 4% decline compared with the second quarter of 2010. Net investment income declined as a result of lower portfolio yields, consistent with market trends, which more than offset the growth in the company’s investment portfolio. Annualized returns on limited partnerships and other alternative investments, which are less stable than fixed income yields, were 17% in the second quarter of 2011 compared with 20% in the second quarter of 2010.
The net unrealized gain position improved $980 million since March 31, 2011, primarily due to lower market interest rates. The Hartford’s total invested assets, excluding trading securities, were $99.8 billion as of June 30, 2011, up 2% compared with $97.9 billion at June 30, 2010.

CORPORATE AND OTHER
The Corporate and Other segment net loss for the second quarter of 2011 was $315 million compared with a net loss of $255 million in the second quarter of 2010. Results for the current quarter included an after-tax reserve charge of $189 million due to the company’s annual review of its legacy asbestos liabilities. In the second quarter of 2010, the reserve increase for the 2010 asbestos review was $110 million.
Also included in the current quarter Corporate and Other segment results is a $74 million after-tax charge included in discontinued operations for the previously announced disposition of Federal Trust Corporation. In the second quarter of 2010, the company recognized a goodwill impairment of $101 million related to Federal Trust Corporation.
SHAREHOLDERS’ EQUITY
The Hartford’s shareholders’ equity rose 15% at June 30, 2011 to $21.7 billion compared with $18.9 billion at June 30, 2010. Book value per diluted share, which includes the dilutive effect of derivative securities such as the company’s outstanding warrants and mandatory convertible preferred stock, was $43.11 at June 30, 2011, an increase of 13% compared with $38.16 at June 30, 2010. The improvement in shareholders’ equity and book value per diluted share reflects the company’s net income of $1.8 billion over the past 12 months and the improvement in AOCI of $1.3 billion, which was offset by dividends paid and other items during the past year. Excluding AOCI, book value per diluted share* was $43.26 at June 30, 2011, an increase of 6% from the $40.95 at June 30, 2010.
SHARE REPURCHASE PROGRAM
The Hartford’s Board of Directors has authorized a $500 million share repurchase program. The program, which includes the ability to repurchase warrants or other derivative securities, is expected to be accretive to the company’s book value and core earnings per diluted share. Repurchases may be made in the open market through derivative, accelerated repurchase and other privately negotiated transactions, and through plans designed to comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.
While the company expects to complete the $500 million share repurchase program by early 2012, any share repurchases are at the company’s discretion, subject to the three-year period authorized by The Hartford’s Board of Directors. The timing of repurchases will be dependent upon various factors, including the market price of the company’s securities, the company’s capital position, consideration of the effect of any repurchases on the company’s financial strength or credit ratings, and other considerations. The repurchase program may be modified, extended or terminated by the Board of Directors at any time.

CONFERENCE CALL
The Hartford will discuss its second quarter 2011 results in a conference call on Thursday, August 4 at 9:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s website at www.ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at 8:00 a.m. EDT on August 4.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the second quarter of 2011, which is available on The Hartford’s website, www.ir.thehartford.com.

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP Financial Measures section below.
ABOUT THE HARTFORD
The Hartford Financial Services Group Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

Media Contact:	Investor Contact:

Dave Snowden	Sabra Purtill
860-547-3397	860-547-8691
david.snowden@thehartford.com	sabra.purtill@thehartford.com

Ryan Greenier
860-547-8844
ryan.greenier@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
INCOME STATEMENTS BY DIVISION
($ in millions)
Three months ended June 30, 2011

	Commercial	Consumer	Wealth	Corporate &
	Markets	Markets	Management	Other	Consolidated

Earned premiums	$2,579	$939	$26	$1	$3,545
Fee income	14	—	1,152	53	1,219
Net investment income (loss)
Securities available-for-sale and other	345	49	660	50	1,104
Equity securities held for trading [1]	—	—	(597)	—	(597)

Total net investment income (loss)	345	49	63	50	507
Other revenues	26	36	—	(1)	61
Net realized capital gains	23	2	34	10	69

Total revenues	2,987	1,026	1,275	113	5,401

Benefits, losses, and loss adjustment expenses	1,997	904	788	287	3,976
Benefits, losses, and loss adjustment expenses — returns credited on International variable annuities [1]	—	—	(597)	—	(597)
Amortization of deferred policy acquisition costs	353	160	322	—	835
Insurance operating costs and other expenses	461	240	452	71	1,224
Interest expense	—	—	—	128	128

Total benefits and expenses	2,811	1,304	965	486	5,566

Income (loss) from continuing operations before income taxes	176	(278)	310	(373)	(165)
Income tax expense (benefit)	11	(104)	(41)	(135)	(269)

Income (loss) from continuing operations	165	(174)	351	(238)	104
Loss from discontinued operations, net of tax	(3)	—	—	(77)	(80)

Net income (loss)	162	(174)	351	(315)	24
Less: Loss from discontinued operations, net of tax	(3)	—	—	(77)	(80)
Less: Net realized gains, net of tax and DAC, excluded from core earnings	36	5	39	12	92

Core earnings (loss)	$129	$(179)	$312	$(250)	$12
Three months ended June 30, 2010

	Commercial	Consumer	Wealth	Corporate &
	Markets	Markets	Management	Other	Consolidated

Earned premiums	$2,477	$995	$36	$(2)	$3,506
Fee income	12	—	1,122	52	1,186
Net investment income (loss)
Securities available-for-sale and other	355	49	673	71	1,148
Equity securities held for trading [1]	—	—	(2,649)	—	(2,649)

Total net investment income (loss)	355	49	(1,976)	71	(1,501)
Other revenues	25	40	—	—	65
Net realized capital gains (losses)	36	2	(42)	13	9

Total revenues	2,905	1,086	(860)	134	3,265

Benefits, losses, and loss adjustment expenses	1,645	822	955	170	3,592
Benefits, losses, and loss adjustment expenses — returns credited on International variable annuities [1]	—	—	(2,649)	—	(2,649)
Amortization of deferred policy acquisition costs	355	168	412	—	935
Insurance operating costs and other expenses	468	123	438	82	1,111
Interest expense	—	—	—	132	132

Total benefits and expenses	2,468	1,113	(844)	384	3,121

Income (loss) from continuing operations before income taxes	437	(27)	(16)	(250)	144
Income tax expense (benefit)	122	(14)	(43)	(96)	(31)

Income (loss) from continuing operations	315	(13)	27	(154)	175
Income (loss) from discontinued operations, net of tax	3	—	(1)	(101)	(99)

Net income (loss)	318	(13)	26	(255)	76
Less: Income (loss) from discontinued operations, net of tax	3	—	(1)	(101)	(99)
Less: Net realized gains (losses), net of tax and DAC, excluded from core earnings	25	2	(57)	12	(18)

Core earnings (loss)	$290	$(15)	$84	$(166)	$193

[1]	Includes investment income and mark-to-market effects of equity securities, trading, supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within benefits, losses and loss adjustment expenses.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
($ in millions, except per share data)
THREE MONTHS ENDED

	June 30,	June 30,
	2011	2010	Change

Property & Casualty Commercial	99	256	(61%)
Group Benefits	30	34	(12%)

Commercial Markets core earnings	129	290	(56%)

Consumer Markets core earnings (losses)	(179)	(15)	NM [1]

Global Annuity	224	153	46%
Life Insurance	62	63	(2%)
Retirement Plans	20	13	54%
Mutual Funds	27	23	17%

Wealth Management core earnings, Excluding DAC Unlock	333	252	32%
DAC unlock	(21)	(168)	88%

Wealth Management core earnings	312	84	NM

Corporate and Other core losses	(250)	(166)	(51%)
Core earnings	12	193	(94%)
Add: Net realized capital gains (losses), net of tax and DAC, excluded from core earnings	92	(18)	NM
Add: Income (loss) from discontinued operations	(80)	(99)	19%

Net Income	24	76	(68%)

PER SHARE DATA
Diluted Earnings Per Share
Core earnings	$0.00	$0.38	(100%)
Add: Net realized capital gains (losses), net of tax and DAC, excluded from core earnings	$0.19	$(0.04)	NM
Add: Loss from discontinued operations	$(0.16)	$(0.20)	20%

Net income available to common shareholders	$0.03	$0.14	(79%)

[1]	NM: The Hartford defines increases or decreases greater than or equity to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
2011 FISCAL YEAR KEY DRIVER GUIDANCE
Commercial Markets

P&C Commercial
Combined Ratio[1]	92.5% — 95.5%
Written Premium Growth	5.0% — 8.0%*

Group Benefits
Loss Ratio	76% — 79%
Fully Insured Ongoing Premiums[2]	$3.9 — $4.1 Billion

[1]	Excludes catastrophes and prior year development

[2]	Guidance for fully insured ongoing premiums excludes buyout premiums and premium equivalents
Consumer Markets

Consumer Markets
Combined Ratio[3]	89.0% — 92.0%
Written Premium Growth	(5.5%) — (2.5%)

[3]	Excludes catastrophes and prior year development
Wealth Management

	Deposits	Net Flows	Core Earnings ROA[4]

Global Annuity	—	—	42 — 47 bps*
U.S. Fixed and Variable Annuity	$1.5 — $2.5 Billion	($13.5) — ($11.5) Billion	—

Retirement Plans	$8.5 — $10.0 Billion	$0.5 — $1.5 Billion	8 — 12 bps

Mutual Funds[5]	$16.0 — $18.0 Billion	$2.0 — $4.0 Billion	9 — 13 bps

Life Insurance
Sales	$210 — $260 Million
After-tax Margin, excl. DAC Unlocks[6]	12.0% — 15.0%

[4]	ROA outlooks exclude impact of DAC unlocks

[5]	Mutual Fund Deposits and Net Flows guidance excludes proprietary mutual funds

[6]	Guidance on after-tax margin is core earnings divided by total core revenue

*	Reflects updated guidance metric; see business division discussion for more details

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found in The Hartford’s Investor Financial Supplement for the second quarter of 2011, which is available on The Hartford’s website, www.ir.thehartford.com.
Book value per diluted common share excluding accumulated other comprehensive income (“AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders’ equity excluding AOCI, net of tax, by (b) diluted common shares outstanding. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s shareholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Shareholders’ equity per diluted common share is the most directly comparable GAAP measure. A reconciliation of shareholders’ equity per diluted common share to book value per diluted common share excluding AOCI as of June 30, 2011, and June 30, 2010, is set forth below.

	THREE MONTHS ENDED		Year Over
	June 30,	June 30,	Year 3 Month
	2011	2010	Change

Shareholders’ equity per diluted common share,	$43.11	$38.16	13%
including AOCI
Less: Per share impact of AOCI	(0.15)	(2.79)	95%

Book value per diluted common share, excluding AOCI	$43.26	$40.95	6%

Combined ratio before catastrophes and prior accident year development: Combined ratio before catastrophes and prior accident year development is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100% demonstrates a positive underwriting result, a non-GAAP financial measure described below. A combined ratio above 100% indicates a negative underwriting result. The combined ratio before catastrophes and prior accident year development represents the combined ratio for the current accident year, excluding the impact of catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss development. A reconciliation of the combined ratio to the combined ratio before catastrophes and prior year development is provided in the table below.

	THREE MONTHS ENDED
	June 30, 2011	June 30, 2010

P&C Commercial
Combined ratio	105.8%	89.6%
Less: Prior year reserve development	2.1%	(9.9)%
Less: Current year catastrophe losses	11.0%	5.9%

Combined Ratio before prior year development & catastrophes	92.8%	93.6%

Consumer Markets
Combined ratio	121.5%	106.9%
Less: Prior year reserve development	—	(0.9)%
Less: Current year catastrophe losses	29.9%	14.6%

Combined Ratio before prior year development & catastrophes	91.6%	93.2%
Core Earnings: The Hartford uses the non-GAAP financial measure core earnings as a measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses before the net effect of certain realized capital gains and losses and discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting activities of the company’s business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes certain net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of core earnings to net income as of June 30, 2011, and June 30, 2010, is included in this press release.
Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per diluted common share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income per diluted common share and does not reflect the overall profitability of the company’s business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income per diluted common share and core earnings available to common shareholders per diluted share when reviewing the company’s performance. A reconciliation of core earnings available to common shareholders per diluted share to net income per diluted common share as of June 30, 2011 and June 30, 2010 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”
Core earnings return on assets (ROA): Core earnings ROA is a non-GAAP financial measure that the company uses for certain segments in its Wealth Management Division to evaluate, and believes is an important measure of, operating performance. Core earnings ROA excludes (i) the net realized gains (losses), net of tax and DAC, excluded from core earnings, and (ii) the effect of discontinued operations. ROA is the most directly comparable U.S. GAAP measure. The Hartford believes that the measure core earnings ROA provides investors with a measure of the performance of the company’s on-going businesses because it reveals trends in businesses that may be obscured by the effect of including net realized gains (losses), net of tax and DAC, excluded from core earnings, and the effect of including discontinued operations. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to insurance aspects of the company’s business. Management believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, and core earnings ROA should not be considered a substitute for ROA and does not reflect the overall profitability of the company’s businesses. Therefore, the company believes it is important for investors to evaluate both core earnings ROA and ROA when reviewing the company’s performance. A reconciliation of core earnings ROA to ROA as of June 30, 2011, and June 30, 2010, is set forth below.

	THREE MONTHS ENDED
	June 30, 2011	June 30, 2010
	(in basis points)
Global Annuity
Net Income (loss) ROA	61.3	(30.3)
Less: Net realized gains (losses) and other, net of tax and DAC excl. from core earnings	5.1	(27.9)

Core Earnings (losses) ROA	56.2	(2.4)

Retirement Plans
Net Income ROA	21.6	12.4
Less: Net realized gains and other, net of tax and DAC excl. from core earnings	10.1	3.5

Core Earnings ROA	11.5	8.9

Mutual Funds
Net Income ROA	10.6	9.9
Less: Income (loss) from discontinued operations	—	(0.4)
Less: Net realized gains and other, net of tax and DAC excl. from core earnings	—	0.2

Core Earnings ROA	10.6	10.1

Underwriting results: The Hartford’s management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. A reconciliation of underwriting results to net income (loss) as of June 30, 2011 and June 30, 2010 is set forth below.

	THREE MONTHS ENDED
	June 30, 2011	June 30, 2010
	($ in millions)
P&C Commercial
Net Income	$121	270
Less: Income (loss) from discontinues operations, net of tax	(3)	3
Less: Net realized capital gains, after-tax	25	11
Less: Income tax expense	(16)	(101)
Less: Other expenses	(35)	(34)
Less: Net investment income	239	245

Underwriting Results	$(89)	$146

Consumer Markets
Net Loss	$(174)	$(13)
Less: Net realized capital gains, after-tax	5	2
Less: Income tax expense	102	15
Less: Other expenses	(129)	(11)
Less: Net investment income	49	49

Underwriting Results	$(201)	$(68)

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company’s current operating environment, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, including the potential consequences associated with downgrades to the credit ratings of debt issue by the United States government, and other developments on financial, commodity and credit markets and consumer spending and investment; the success of initiatives relating to the realignment of The Hartford’s business in 2010 and plans to improve the profitability and long-term growth prospects of its key divisions, including through acquisitions or divestitures, and the impact of regulatory or other constraints on the company’s ability to complete these initiatives and deploy capital among businesses as and when planned; market risks associated with business, including changes in interest rates, credit spreads, equity prices, foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; volatility in earnings resulting from adjustment of risk management program to emphasize protection of statutory surplus and cash flows; the impact on statutory capital of various factors, including many that are outside the company’s control, which can in turn affect the company’s and its subsidiaries credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of its business and results; risks to the company’s business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to its investments; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company’s ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect the company’s businesses and cost and availability of reinsurance; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; the possibility of unfavorable loss development; actions by competitors, many of which are larger or have greater financial resources than the company; the restrictions, oversight, costs and other consequences of being a savings and loan holding company, including from the supervision, regulation and examination by The Federal Reserve as the company’s regulator and the Office of the Controller of the Currency as regulator of Federal Trust Bank; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), which will, among other effects, vest a newly created Financial Services Oversight Council with the power to designate “systemically important” institutions, require central clearing of, and/or impose new margin and capital requirements on, derivatives transactions, and may affect the company’s ability as a savings and loan holding company to manage its general account by limiting or eliminating investments in certain private equity and hedge funds; the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products or changes in U.S. federal or other tax laws that affect the relative attractiveness of our investment products; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster or other unanticipated events; the risk that the company’s framework for managing business risks may not be effective in mitigating material risk and loss; the potential for difficulties arising from outsourcing relationships; the impact of potential changes in federal or state tax laws, including changes affecting the availability of the separate account dividends received deduction; the impact of potential changes in accounting principles and related financial reporting requirements; the company’s ability to protect its intellectual property and defend against claims of infringement; unfavorable judicial or legislative developments; and other factors described in The Hartford’s Quarterly Reports on Form 10-Q, the 2010 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission.
Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.
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